Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the entity and persons named below (i) agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto, the “Schedule 13G”) with respect to the common stock, $0.0001 par value per share of NKGen Biotech, Inc., (ii) agree that each party hereto is responsible for the timely filing of the Schedule 13G, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate, and (iii) agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of August 22, 2024.

CFIC-2015 NV Family Investments, LLC

By:	/s/ Mecky Wong
Name:	Mecky Wong
Title:	Manager

By:	/s/ Andrew Cherng
Name:	Andrew Cherng

By:	/s/ Peggy Cherng
Name:	Peggy Cherng